Exhibit 99.1

Zoned Properties Secures Initial $4.5 Million Debt Facility for Cannabis Real Estate

$4.5 Million Debt Facility Secured against Tempe Property as a 50% Loan-to-Value

Tempe Property Represents 33% of Current Property Rental Revenue

Plans to Use Capital for New Property Investments and Acquisitions to Expand Portfolio

SCOTTSDALE, Ariz., July 12, 2022 /BusinessWire/ -- Zoned Properties®, Inc. (the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries including legalized cannabis, today announced the Company has secured an initial debt facility of up to $4.5 million.

Debt Facility Overview & Highlights

●	Up to $4.5 million initial debt facility

●	Secured as a 50% loan-to-value collateralized against the Company’s Tempe property

●	6-year loan term on a 25-year amortization with balloon payable at 72 months

●	Variable interest rate option of prime + 2.00%; currently a 7.00% annualized interest rate

●	Fixed interest rate option of prime + 2.25%; currently a 7.25% annualized interest rate

●	Interest only payment for first 12 months

●	Relationship with new banking partner opens door for expansion of debt facility in future

“We have spent years positioning and building Zoned Properties to become a top of class commercial real estate acquisition vehicle for complex and highly regulated industries such as legalized cannabis,” said Bryan McLaren, Chief Executive Officer for Zoned Properties. “Not only does this debt facility allow us to pursue Zoned Properties’ pipeline of exciting property acquisition candidates across the country, we believe it is also a major signal that sophisticated and trusted companies servicing the cannabis industry are starting to see more access to capital at more competitive rates. We are very excited about the banking relationships that have helped bring this new capital into Zoned Properties. We believe this debt facility, combined with the opportunity to utilize our public vehicle for future equity capital raises, positions Zoned Property to grow its property portfolio to add meaningful value for our shareholders and provide a much needed full-spectrum of real estate services for industry stakeholders.”

“We plan to utilize raised capital to invest in and acquire projects, which we are already in the underwriting and review stages,” said Dan Gauthier, Chief Legal Officer for Zoned Properties. “The Company’s newly formed Zoned Investment Committee has recruited underwriting expertise that we believe can help accelerate and improve our acquisition process. The Company has a growing pipeline of prospective property investment projects across the country. As we focus in on national expansion for our commercial real estate model, we believe the acquisition of new property investments into our portfolio will continue to fortify the Company for many future years of growth.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including regulated cannabis. The company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development model; the Company’s Property Technology, Advisory Services, Commercial Brokerage, and Investment Portfolio collectively cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Media Relations

Proven Media

Neko Catanzaro

Tel (401) 484-4980

neko@provenmediaservices.com

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com